For Immediate Release

Executive Contact:	Investor / Media Contacts:
Charles J. Kleman	James Palczynski-Investor Relations
Chief Operating Officer	Megan McDonnell-Media Relations
Chief Financial Officer	Integrated Corporate Relations, Inc.
Chico’s FAS, Inc.	(203) 222-9013
(239) 274-4105

Chico’s Announces Hiring of Gary King
as Chief Information Officer

     Fort Myers, FL — October 6, 2004 - Chico’s FAS, Inc. (NYSE: CHS) today announced that Gary King, 46, will be joining the Company as its Executive Vice President, Chief Information Officer effective October 25, 2004. In his new role, Mr. King will be responsible for the management and development of the Company’s information technology systems. He will report directly to Scott A. Edmonds, President and Chief Executive Officer.

     Mr. King joins Chico’s after five years at Barnes & Noble, Inc., where he most recently served as Vice President, Chief Information Officer. Prior to that, he spent ten years with Avon Products, Inc., and served as its Vice President, Global Information Technology from 1996 to 1999. He also held various systems management positions with Unisys Corporation and Burroughs Corporation from 1982 to 1987.

     Mr. Edmonds commented, “Gary’s diversified retail experience and expertise in strategically managing information systems is quite impressive. He will be a key part of the executive management team as we continue to meet the demands of managing our long-term growth initiatives.”

     Chico’s sells exclusively designed, private-label women’s clothing and related accessories. The Company operates 618 women’s specialty stores, including stores in 47 states, the District of Columbia, the Virgin Islands, and Puerto Rico operating under the Chico’s, White House | Black Market, and Soma by Chico’s names. The Company owns 429 Chico’s front-line stores, 24 Chico’s outlet stores, 143 White House | Black Market front-line stores, 2 White House | Black Market outlet stores, and 9 Soma by Chico’s stores; franchisees own and operate 11 Chico’s stores.

Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

For more detailed information, please call (877) 424-4267 to listen to Chico’s monthly sales information and investor relations line

A copy of a slide show addressing Chico’s recent financial results and current plans for expansion is available on the Chico’s website at http://www.chicos.com in the investor relations section

Additional investor information on Chico’s FAS, Inc. is available free of charge on the Chico’s website at
http://www.chicos.com in the investor relations section